ARTICLES OF INCORPORATION OF
BEDMINSTER CAPITAL CORP.

ARTICLE 1
NAME

The name of the Corporation is Bedminster Capital Corp.

ARTICLE 2
PURPOSE OF CORPORATION

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Nevada to such corporations.

ARTICLE 3
CAPITAL STOCK

(1) Shares, Classes and Series Authorized.
        (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 303,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(i) 200,000,000 shares of Class A Common Stock, $0.0001 par value (“Class A Common Stock”)

        (ii) 3,000,000 shares of Class B Common Stock, $0.0001 par value (“Class B Common Stock”)

        (iii) 100,000,000 shares of Preferred Stock, $0.0001 par value (“Preferred Stock”).

(b) The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

        (2) Powers and Rights of the Class A Common Stock and the Class B Common Stock.

Except as otherwise expressly provided in these Articles of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        (a) Voting Rights and Powers. Except as otherwise provided in these Articles of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class B Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class B Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class B Common Stock standing in his name.

Except as otherwise required by law, the holders of outstanding shares of Class A Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including but not limited to, (i) whether to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of Class A Common Stock, (ii) whether to increase or decrease the number of issued and outstanding shares of Class A Common Stock; and (iii) whether to increase or decrease the number of authorized shares of any class or series of the capital stock of the Corporation which shall adversely alter or change any preference or any relative or other right given to shares of Class A Common Stock.

(b) Dividends. Subject to the rights and preferences of the Preferred Stock set forth in this Article 5 and in any resolution or resolutions providing for the issuance of such stock as set forth in Section (2) of this Article 3, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefore, and as specifically permitted pursuant to Nevada Revised Statutes §78.288, the Corporation may make a distribution (including dividends on, or redemptions or repurchases of shares of its capital stock) even if, after giving effect to such distribution, the total assets of the Corporation would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of any preferred shareholders.

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article 3 or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

(d) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

(e) Conversion. So long as there are 1,000 shares of Class B Common Stock outstanding, each record holder of shares of Class B Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates for such shares, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, along with a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class A Common Stock and requesting that the Corporation issue all of such Class A Common Stock to the persons named therein, setting forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates therefore are to be issued.

(3) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

(4) Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law. No holder of any stock of the Corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

ARTICLE 4
SHAREHOLDERS’ RESTRICTIVE AGREEMENT

Shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 5
ACQUISITION OF CONTROLLING INTEREST AND
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation expressly elects to be governed by Nevada Revised Statutes § 78.378 to 78.3793, inclusive, and Nevada Revised Statutes § 78.411 to 78.444, inclusive, as the same may be in effect from time to time, regarding acquisition of controlling interest and combinations with interested stockholders, respectively.

ARTICLE 6
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 7
REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat each “Stockholder of Record” as defined in Nevada Revised Statutes §78.010  1(j) as the same may be amended from time to time as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 8
BYLAWS

The Board of Director(s) of the Corporation shall have exclusive power, without the assent or vote of the shareholders, to adopt, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the adoption, amendment or repeal of the Bylaws.

ARTICLE 9
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the applicable provisions of Nevada Revised Statutes §78.010 et seq. as the same may be in effect from time to time, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE 10
LIMITATION OF LIABILITY

No director or officer of the Corporation shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer except to the extent that Nevada law, as the same may be in effect from time to time, provides that such liability may not be eliminated. Any repeal or modification of this Article 10 shall not adversely affect any right or protection of a director or officer under this Article 10, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 10, prior to such repeal or modification.

ARTICLE 11
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Nevada law as the same may be in effect from time to time, indemnify any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Nevada law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article 11. The indemnification provided by this Article 11 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Article 11 shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

ARTICLE 12
ELECTION OF DIRECTORS

(1)  Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation.

(2) Election of Directors. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

(3) Quorum. A quorum of the Board of Directors for the transaction of business shall consist of not less than a majority of the total number of directors, except as may be provided in the bylaws with respect to filling vacancies.

ARTICLE 13
INTERESTED DIRECTORS OR OFFICERS

The Corporation shall have authority, to the fullest extent now or hereafter permitted by Nevada Revised Statutes §78.140 as the same may be in effect from time to time, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

  IN WITNESS WHEREOF, the incorporator, Bedminster National Corp. has caused these Articles of Incorporation to be signed by its President this 12th day of January, 2007.

/s/  Paul Patrizio
Paul Patrizio
President